Exhibit 10.2
THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS (“BLUE SKY LAWS”). SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE BLUE SKY LAWS. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE.

Issuance Date: , 2005	Principal: U.S. $

CONVERTIBLE SUBORDINATED PROMISSORY NOTE
     Ace Cash Express, Inc., a Texas corporation (the “Company”), for value received, promises to pay to Popular Cash Express, Inc., a Delaware corporation, or its registered assigns, (the “Holder”), the principal sum of                      dollars ($___), in lawful money of the United States of America and in immediately available funds, plus interest on the principal amount hereof, at the annual rate of three and five-eighths percent (3.625%), payable in accordance with the terms set forth in Section 2 hereof.
1.	Definitions. Unless the context indicates otherwise, capitalized terms used herein but not defined herein shall have the meanings given them in the Asset Purchase Agreement. In addition, the following terms used herein shall have the following meanings:
1.1	“Affiliate” means, with respect to Holder, another person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Holder.

1.2	“Asset Purchase Agreement” means the Asset Purchase Agreement dated as of , 2005 between the Holder, the Company and Popular North America, Inc., a Delaware corporation.

1.3	“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in Texas are required or authorized to be closed.

1.4	“Change of Control” shall mean (i) any transaction or series of related transactions as a result of which any person or persons, including but not limited to any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Permitted Investors, acquires beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of more than 50% of (a) the then outstanding shares of common stock of the Company or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (provided, however, that an underwritten public offering of the Company’s common stock registered under the Securities Act of 1933, as amended, that has been approved by a majority of the Continuing Directors shall not be deemed to be a Change of Control); (ii) any merger, consolidation, share exchange, sale of assets or other reorganization to which the Company is a party and as a result of which members of the Board of Directors in office immediately prior to such transaction or event thereafter constitute less than a majority of the whole Board of Directors; or (iii) the first day on which a majority of the members of the Board of Directors of the Company is not constituted by Continuing Directors. As used herein, “Continuing Directors” shall mean as of any date of determination, the directors of the Company on the Initial Closing Date and each other individual becoming a director subsequent to the Closing Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of the Continuing Directors as of such date, and “Permitted Investors” shall mean, collectively, (i) all officers of the Company on the Initial Closing Date, (ii) all members of the Board of Directors of the Company on the Initial Closing Date, (iii) Raymond C. Hemmig, (iv) Donald H. Neustadt, (v) Marshall B. Payne, and (vi) Edward W. Rose III.

1.5	“Common Stock” means the Company’s common stock, $.01 par value per share.

1.6	“Conversion Date” means the date of the Conversion Notice delivered to the Company by the Holder in accordance with Section 4 hereof.

1.7	“Conversion Price” means $___[1] per share of Common Stock, subject to adjustment as set forth in Section 12 hereof.

[1]	This number shall be calculated as follows and inserted into the executed Note: equal to the product of (A) the average of the closing stock trading prices of the Common Stock, as

1.8	“Credit Agreement” means the First Amended and Restated Credit Agreement, dated as of July 30, 2004, among the Company, the lenders party thereto, and Wells Fargo Bank, National Association, as Administration Agent, as such agreement may have been or may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including successive modifications of the foregoing).

1.9	“Interest Payment Date” shall mean March 31, June 30, September 30 and December 31 of each year, commencing December 31, 2005.

1.10	“Note” means this Convertible Promissory Note.

1.11	“Senior Indebtedness” means (i) all indebtedness, liabilities and obligations of the Company, whether absolute or contingent, now or hereafter existing, or due or to become due and from time to time outstanding, under or pursuant to the Credit Agreement (including, without limitation, all principal, interests, fees, costs, expenses and indemnity obligations thereunder) and any and all post-petition interest and costs from and after the date of filing of a petition by or against the Company in any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding, and (ii) all other indebtedness of the Company and all obligations of the Company thereunder, whether outstanding on the date of this Note or thereafter incurred, unless the instrument under which such indebtedness is incurred expressly provides that it is on parity or subordinated in right of payment to this Note.
2.	Maturity, Payment of Interest.
2.1	Maturity. Unless otherwise converted as provided herein, the outstanding principal under this Note and accrued and unpaid interest thereon will be due and payable in full on demand at any time after the earlier to occur of: (i) December 31, 2025; (ii) upon the date of a redemption at the option of the Company in accordance with Section 5.1 hereof; (iii) upon the date the Company is obligated to repurchase at the option of the Holder in accordance with Section 5.2 hereof; or (iv) upon the date the Company is obligated to repurchase at the option of the Holder in accordance with Section 5.4 hereof (each a “Maturity Date”).

2.2	Interest. The outstanding principal balance of this Note shall bear interest at 3.625% from the date hereof until the earlier to occur of: (i) the conversion quoted on the Nasdaq National Market, during the thirty (30) trading days prior to the date of the Initial Closing, multiplied by (B) one hundred thirty five percent (135%).

pursuant to Section 4.1 hereof; or (ii) the Maturity Date. Interest shall be computed on the basis of a year of a 360-day year comprised of twelve 30-day months. Interest shall be paid quarterly in arrears on each Interest Payment Date. If the principal balance of this Note is not paid by the Maturity Date, it shall accrue interest until paid in full.
3.	Subordination. The indebtedness evidenced by this Note, and the payment of principal of, premium, if any, and interest on the Notes (including with respect to any repurchase of the Notes) is hereby expressly subordinated in right of payment to Senior Indebtedness. So long as any default by the Company has occurred under any instrument or agreement evidencing any Senior Indebtedness, no payment shall be made in respect of this Note until, in the case of a payment default, upon the date on which such default is cured or waived and, in the case of a non-payment default, the earlier of the date on which such non-payment default is cured or waived or 179 calendar days after the date on which the applicable payment blockage notice is received by the Company, unless a payment default has occurred and is continuing, including as a result of the acceleration of the maturity of any Senior Indebtedness. After a payment blockage notice is given for a non-payment default, no new period of payment blockage for a non-payment default may be commenced unless and until three hundred sixty (360) calendar days have elapsed since the effectiveness of the immediately prior payment blockage notice and all scheduled payments of principal, premium, if any and interest on this Note that have come due have been paid in full in cash. Nothing in this Section 3 hereof shall prohibit conversion of this Note pursuant to Section 4 hereof. Upon any distribution to the creditors of the Company upon any total or partial liquidation, dissolution or winding up of the Company or in any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, whether voluntary or involuntary, or assignment for the benefit of creditors or any marshalling of the Company’s assets or liabilities, the holders of Senior Indebtedness shall be entitled to be indefeasibly paid in full in cash before the Holder shall be entitled to receive any payment. In the event the Holder obtains any payment in violation of the terms of subordination contained herein, such funds shall be held in trust for the holders of Senior Indebtedness and paid to them or their representatives upon request. The Holder may not commence any action or proceeding against the Company to recover all or any part of this Note unless (a) a representative of the lenders under the Credit Agreement shall (i) also join in bringing any proceedings against the Company or (ii) request the Holder to file a claim in any such proceeding or (iii) the Senior Indebtedness has been indefeasibly paid in fill in cash. If any payment or other transfer to any holder of Senior Indebtedness is held to constitute a preference or voidable transfer under applicable state or federal laws, or if for any other reason any holder of Senior Indebtedness is required to refund such payment to the payor thereof or to pay the amount thereof to any other Person or to reconvey any property transferred, such payment or other transfer to such holder of Senior Indebtedness shall not constitute a release of the Holder from any liability or obligations hereunder, and the Holder agrees and acknowledges that the subordination provided in this Section 3 shall continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment or payments or other transfer. No action or inaction taken by any holders of any Senior Indebtedness shall in any manner impair the obligations of the Holder or affect the rights of any holder of any Senior Indebtedness in respect of the subordination provided in this Section 3.
4.	Conversion of the Note. This Note shall be convertible according to the following terms:
4.1.	Conversion. Subject to Section 5.1 hereof, the Holder is entitled, at the Holder’s option to convert this Note, plus accrued and unpaid interest, if any, up to, but excluding, the Conversion Date into fully paid and nonassessable shares of Common Stock at the Conversion Price in effect at the time of such conversion.

4.2.	Mechanics of Conversion. To effect a conversion pursuant to Section 4.1 hereof, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent for the Company together with a conversion notice (a “Conversion Notice”) in the Form of Exhibit A hereto. The Company shall promptly, as soon as practicable (but in no event later than five (5) Business Days) after receipt of such notice, issue and deliver at such office to the Holder a certificate or certificates for the number of shares of Common Stock, to which such Holder shall be entitled as aforesaid. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the effective Conversion Price.

4.3.	Effect of Conversion. By delivering the shares of Common Stock and the cash payment in lieu of any fractional shares to the Holder or such Holder’s nominee or nominees, the Company shall have satisfied in full its obligation with respect to such Note, and upon such delivery, accrued and unpaid Interest, if any, with respect to such Note shall be deemed to be paid in full rather than canceled, extinguished or forfeited, and such amounts shall no longer accrue with respect to the Note.

4.4.	Restrictions on Conversion. A Note in respect of which the Holder has delivered a repurchase notice under Section 5.2 or 5.4 hereof may not thereafter be converted, unless the Company defaults on its obligation to repurchase the Notes under Section 5.2 or 5.4 hereof.
5.	Optional Redemption and Repurchase at the Option of the Holder.
5.1.	Redemption at the Option of the Company. The Note shall not be redeemable before December 31, 2010. At any time on or after December 31, 2010, and from time to time thereafter, the Company may redeem the Note in whole or in part for cash at a redemption price equal to 100% of the principal amount of the Note, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (defined below) by delivering a written notice of redemption (the “Redemption Notice”) at least thirty (30) calendar days but not more than ninety (90) calendar days before the date of redemption specified therein (the “Redemption Date”) to the Holder at the Holder’s address designated in Section 8 hereof. Upon receipt of the Redemption Notice, the Holder shall have the opportunity of converting the Note by providing a Conversion Notice in accordance with Section 4 hereof within ten (10) calendar days of receipt of the Redemption Notice. If the Holder elects not to convert the Note in accordance with Section 4 hereof or fails to deliver a Conversion Notice to the Company within such ten (10) calendar day period, the Holder’s right to convert the Note shall be suspended unless and until the Company fails to redeem the Notes on the Redemption Date. In the case where the Note is called for partial redemption (a) the suspension of the Holder’s right to convert shall apply only to the portion of the Note being called for redemption by the Company, and (b) upon redemption, the Company shall execute and deliver to the Holder, without charge to the Holder, a new Note in an aggregate principal amount equal to the unredeemed portion of the original Note.

5.2.	Purchase by the Company at the Option of the Holder. On December 31, 2010 or, if such date is not a Business Day, the next Business Day thereafter (the “Repurchase Date”), at the option of the Holder upon delivery of a notice of repurchase (the “Repurchase Notice”) to the Company in accordance with this Section 5.2, the Company shall become obligated to repurchase, at the option of the Holder, this Note and all other Notes outstanding issued in connection with the Asset Purchase Agreement at a repurchase price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but not including, the Repurchase Date. The Repurchase Notice shall be mailed at least ninety (90) calendar days but not more than one-hundred twenty (120) calendar days before the Repurchase Date to the Company at the Company’s address designated in Section 8 hereof.

5.3.	Effect on Note. Delivery of payment to the Holder or such Holder’s nominee or nominees upon a redemption by the Company in accordance with Section 5.1 hereof or a repurchase by the Company at the option of the Holder in accordance with Sections 5.2 and 5.4 hereof shall satisfy in full the Company’s obligation with respect to such Note, and upon such delivery, accrued and unpaid interest, if any, with respect to such Note shall be deemed to be paid in full rather than canceled, extinguished or forfeited, and such amounts shall no longer accrue with respect to the Note, or in the case of a partial redemption by the Company, the redeemed portion of the Note.

5.4.	Change of Control. If a Change of Control shall occur at any time, then the Holder shall have the right to require that the Company repurchase, at the option of the Holder, this Note and all other Notes outstanding issued in connection with the Asset Purchase Agreement at a repurchase price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to but not including the repurchase date. Within fifteen (15) calendar days following a Change of Control, the Company shall send a notice to the Holder containing the instructions and materials necessary to enable the Holder to elect this option. The repurchase date shall be set by the Company, and shall be no earlier than thirty (30) calendar days nor later than sixty (60) calendar days from the date the notice is mailed.
6.	Defaults and Remedies.
6.1.	Events of Default. The following events shall be considered events of default (“Events of Default”) with respect to the Note:
(a)	The Company shall fail to make the payment of any interest or principal on the Note when the same becomes due and payable at its Interest Payment Date, with respect to any interest, or its Maturity Date, with respect to any principal, and (in the case of interest, but not principal) such failure continues for a period of fifteen (15) calendar days after written notice of default is given to the Company by the Holder demanding a cure of such default.

(b)	The Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition for bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting the material allegations of a petition filed against the Company in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company, or of all or any substantial part of the properties of the Company, or the Company or its respective directors or majority shareholders shall take any action looking to the dissolution or liquidation of the Company; or

(c)	Within thirty (30) calendar days after the commencement of any proceeding against the Company seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed or, within thirty (30)

calendar days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated.

(d)	The Company’s failure to cure a breach of its obligation under Section 4.2 hereof to issue and deliver promptly certificates for shares of Common Stock upon conversion.
6.2.	Remedies. Upon the occurrence of an Event of Default under Section 6.1(a) or 6.1(d) hereof, at the option and upon the declaration of the Holder, and upon the occurrence of an Event of Default under Section 6.1(b) or 6.1(c) hereof automatically and without any declaration of the Holder, (i) the entire unpaid principal and accrued and unpaid interest on the Note shall, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, and (ii) the Holder may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under such Note and exercise any and all other remedies granted to it at law, in equity, or otherwise.

6.3.	Set Off. In addition to and not in limitation of any rights of set off that the Holder may now or hereafter have under applicable law, the Holder, upon the occurrence and during the continuation of any Event of Default, is hereby authorized at any time or from time to time, to set off and to appropriate and apply any and all deposits and any other indebtedness at any time held or owing by the Holder to or for the credit or the account of the Company against and on account of the obligations and liabilities of the Company to the Holder under this Note and all other claims of any nature or description arising out of or connected with this Note, irrespective of whether or not the Holder shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured.
7.	Attorneys’ Fees and Costs. If any amount is not paid as and when due hereunder, the Company agrees to pay all costs of collection and reasonable attorneys’ fees which the Holder may incur.

8.	Notices. Unless otherwise provided herein, all notices, requests, instructions or consents required or permitted under this Note shall be in writing and will be deemed given (i) when delivered personally; (ii) when sent by confirmed facsimile; (iii) three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) two (2) Business Days after deposit with an internationally recognized commercial overnight carrier specifying next-day delivery, with written verification of receipt. All communications shall be addressed as follows:
If to the Company:
Ace Cash Express, Inc.
1231 Greenway Drive, Suite 600
Irving, Texas 75038
Attn: General Counsel
Fax: (972) 582-1426
If to the Holder:

Attn:
Fax:
9.	Asset Purchase Agreement. This Note is one of the Notes referred to in the Asset Purchase Agreement and is subject in all respects to the rights and obligations, including without limitation amendment or waiver, provided therein.

10.	Assumption; Assignment. This Note shall be binding upon and inure to the benefit of the Company and the Holder and their respective successors and assigns, except that (1) neither the Holder nor the Company may assign or transfer any of its rights or obligations under this Note without the prior written consent of the other party (except that the Holder may assign or transfer any of its rights or obligations to its Affiliates without the prior written consent of the Company), which consent may not be unreasonably withheld and (2) the Holder may not sell or transfer this Note or the shares of Common Stock issuable upon conversion of the Note except in conformity with the requirements of the legend on the first page of this Note. Prior to the consummation of any Change of Control, the Company shall secure from any person purchasing the Company’s assets or Common Stock or any successor resulting from such Change of Control (in each case, an “Acquirer”) a written agreement by the Acquirer to assume the obligations under this Note or deliver to the Holder a security of the Acquirer evidenced by a written instrument substantially similar in form and substance to the Note, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rate of the Note. Any purported assignment or transfer in breach of this Section 10 shall be of no force and effect.

11.	Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed in all respects by the laws of the State of Texas, without regard to principles of conflicts of law.

12.	Conversion Price Adjustment.
12.1.	The Company will adjust the Conversion Price if (without duplication):
(1)	Stock Dividends, Combinations, Stock Splits and Reclassifications: The Company (a) pays a dividend or other distribution in shares of Common Stock to all holders of Common Stock, (b) subdivides its outstanding Common Stock into a greater number of shares, (c) combines its outstanding Common Stock into a smaller number of shares or (d) reclassifies its outstanding Common Stock, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder thereafter shall be entitled to receive the number of shares of Common Stock which the Holder would have owned or been entitled to receive had the Holder converted the Note at the then applicable Conversion Price immediately prior to the happening of such event. An adjustment made pursuant to this Clause (1) shall become effective immediately after the effective date in the case of subdivision, combination or reclassification, and shall become effective immediately after the record date in the case of a dividend or distribution, provided, however, that the Conversion Price shall be readjusted to the extent that the dividend or distribution is not effected.

(2)	Distributions of Indebtedness, Securities or Assets: The Company distributes to all or substantially all holders of Common Stock any shares of capital stock of the Company (other than Common Stock) or evidences of its indebtedness, other securities or other assets, or shall distribute to all or substantially all holders of Common Stock, rights, warrants or options to subscribe for or purchase any of its securities (excluding (i) dividends, distributions, subdivisions and combinations referred to in clause (1) above and (ii) dividends and distributions paid in cash referred to in Clause (4) below), then in each such case the Conversion Price shall be decreased so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction, (a) the numerator of which shall be the closing sales price of the Common Stock on the record date for the determination of holders of Common Stock entitled to receive such distribution minus the fair market value on such record date (as determined in good faith on a reasonable basis by the Board of Directors, whose determination shall be conclusive) of the portion of the capital stock or evidences of indebtedness, securities or assets so distributed or of such rights, warrants or options, in each case applicable to one share of Common Stock, and (b) the denominator of which shall be the closing sales price on such record date, such adjustment to become effective immediately after the record date for such distribution; provided that if the numerator of the foregoing fraction is less than $1.00 (including a negative amount), then in lieu of the foregoing adjustment, adequate provision shall be made so that the Holder shall have the right to receive upon conversion, in addition to the cash and Common Stock issuable upon such conversion, the distribution the Holder would have received had the Holder converted the Note into Common Stock at the then applicable Conversion Price immediately prior to the record date for such distribution; provided further that no adjustment under this Clause (2) will be made if the Holder is entitled to participate in the distribution on substantially the same terms as holders of the Common Stock as if the Holder had converted the Note into Common Stock immediately prior to such distribution at the then applicable Conversion Price;

(3)	Tender or Exchange Offers: The Company or any subsidiary of the Company makes a payment in respect of a tender or exchange offer to holders of Common Stock where the cash and other consideration included in the payment per share exceeds the closing sales price of the Common Stock on the last trading day on which tenders or exchanges may be made pursuant to the tender or exchange offer (as it may be amended) (the “Offer Expiration Time”), the Conversion Price shall be decreased so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the Offer Expiration Time by a fraction, (a) the numerator of which shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Offer Expiration Time multiplied by the closing sales price of the Common Stock on the trading day upon which the Offer Expiration Time occurs, and (b) the denominator of which shall be the sum of (i) the fair market value (as determined in good faith on a reasonable basis by the Board of Directors, whose determination shall be conclusive) of the aggregate consideration payable to holders of Common Stock based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares of Common Stock validly tendered or exchanged and not withdrawn as of the Offer Expiration Time (the shares deemed so accepted up to any such maximum being referred to as the “Purchased Shares”) and (ii) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Offer Expiration Time and the closing sales price of the Common

Stock on the trading day on which the Offer Expiration Time occurs, such adjustment to become effective immediately prior to the opening of business on the day following the Offer Expiration Time.

(4)	Cash Distributions: The Company declares a cash dividend or cash distribution to all or substantially all of the holders of Common Stock, the Conversion Price shall be decreased so that the Conversion Price equals the price determined by multiplying the Conversion Price in effect immediately prior to the record date for such dividend or distribution by a fraction, (a) the numerator of which shall be the average of the closing sales prices of the Common Stock for the three consecutive trading days ending on the trading day immediately preceding the record date for such dividend or distribution (the “Pre-Dividend Sale Price”), minus the full amount of the dividend or distribution to the extent payable in cash applicable to one share of Common Stock, and (b) the denominator of which shall be the Pre-Dividend Sale Price, such adjustment to become effective immediately after the record date for such dividend or distribution; provided that if the numerator of the foregoing fraction is less than $1.00 (including a negative amount), then in lieu of the foregoing adjustment, adequate provision shall be made so that the Holder shall have the right to receive upon conversion, in addition to the cash and Common Stock issuable upon such conversion, the amount of cash the Holder would have received had the Holder converted the Note into Common Stock at the then applicable Conversion Price immediately prior to the record date for such cash dividend or cash distribution. If such cash dividend or cash distribution is not effected, or is only effected in part, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect to the extent such dividend or distribution had not been effected.
12.2.	If the Company reclassifies its Common Stock or the Company is a party to a consolidation, merger, share exchange, sale of all or substantially all of its or our properties and assets or other similar transaction or series of transactions, in each case pursuant to which the holders of the shares of Common Stock become entitled to receive (a) any shares of capital stock, partnership interests, membership interests, or other shares, interests, participations or other equivalents (however designated and of any class) in the capital of, or other ownership interests in, any person (“Shares”), (b) cash, (c) securities, or (d) other assets or property with respect to or in exchange for Common Stock, then at the effective time of the transaction, the Holder’s right to convert the Note into cash and shares of Common Stock will be changed into a right to convert such Notes into the kind and amount of Shares, cash, securities and other assets or property that such Holder would have received if such Holder had converted the Note solely into shares of the Common Stock at the then applicable Conversion Price immediately prior to the effective date of such transaction. If the Company’s shareholders have a right of election as to the kind or amount of Shares, cash, securities or other assets or property receivable upon such reclassification, consolidation, merger, share exchange, sale or similar transaction or series of transactions, the Holder shall have the right to elect to convert the Note into the kind and amount of Shares, cash, securities or other property receivable by the Company’s shareholders that exercised such election or the kind and amount of cash, securities or other property by the Company’s shareholders that did not exercise such election. In connection with the consummation of any transaction subject to this Section 12.2, the Company shall use its commercially reasonable efforts to obtain from each person whose Shares, cash, securities or other assets or property will be issued, delivered or paid to the holders of Common Stock (other than the Company), a Note Supplement or other document in a form substantially similar hereto and executed and delivered to the Holder, whereby such person expressly assumes the obligations to deliver to the Holder such Shares, cash, securities or other assets or property, as, in accordance with this Section 12.2 and all other obligations and liabilities under this Note

12.3.	The Conversion Price will not be adjusted for the issuance of the Common Stock (or securities convertible into or exchangeable for the Common Stock), except as described above.
[signature page follows]

ACE CASH EXPRESS, INC.

By:	William S. McCalmont
Its:	Executive Vice President and Chief Financial Officer

EXHIBIT A
TO CONVERTIBLE PROMISSORY NOTE
NOTICE OF CONVERSION
To: ACE CASH EXPRESS, INC.
(1)	The undersigned hereby elects to convert the attached Convertible Promissory Note pursuant to the terms of the attached Convertible Promissory Note. The undersigned desires to convert the entire outstanding principal amount, plus accrued and unpaid interest, if any, up to, but not including, the Conversion Date
(2)	In converting such Convertible Promissory Note, the undersigned hereby confirms and acknowledges that the shares of Common Stock (as defined in the Convertible Promissory Note) are being acquired solely for the account of the undersigned and not as a nominee for any other party, and for investment, and that the undersigned will not offer, sell, or otherwise dispose of any such shares of Common Stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state or foreign securities laws or unless pursuant to Rule 144 of such Securities Act.
(3)	Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

Print Name

Sign Name

Date (the “Conversion Date”)